Exhibit 99.1
ASSURANCEAMERICA CORPORATION REPORTS A $2.4 MILLION AFTER TAX CHARGE FROM A GOODWILL WRITE DOWN IN 2008 RESULTS
ATLANTA—(BUSINESSWIRE)—February 20, 2009—Atlanta-based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM) today announced its unaudited financial results for December 2008 and the twelve months ended December 31, 2008.
Revenues for the twelve month period of 2008 increased 8% to $63.2 million, with December revenue up 15% to $5.4 million over December 2007.
Pre-tax earnings for December 2008, excluding a goodwill impairment charge of $3.4 million, decreased 83% to $14,000, compared to $80,000 in December 2007. The Company’s pre-tax earnings for the twelve month period ending December 31, 2008, also excluding the goodwill impairment charge, decreased 256% to a loss of $1.2 million compared with $.8 million of earnings in the same period last year. The Company incurred an impairment charge of $3.4 million in 2008 resulting from its annual review of goodwill concluding that the carrying value of goodwill related to its retail operations exceeded its fair value by that amount.
The loss for the twelve months ended December 31, 2008, including the impairment, was $3.2 million, compared with $.3 million of earnings for the same period of 2007. Excluding the goodwill impairment charge, the loss for the month of December 2008 was $14,000 compared to $80,000 of earnings in the same period of 2007.
Guy W. Millner, CEO, Stated “2008 saw significant organizational changes as the Company adjusted to a difficult economy. Joe Skruck, our President, and I expect improved results in 2009, reflected by early results in January of a record high policy count along with the benefit of significant expense reductions company wide.”
Gross Premiums Produced, which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 10% from $9.5 million in December 2007 to $10.4 million in December 2008. Gross Premiums Produced increased 4% from $136.5 million for the twelve months ended December 31, 2007 to $141.7 million for the same period of 2008. Gross Premiums Produced, a non-GAAP financial measure, is used by management as the primary measure of the underlying growth of the Company’s revenue streams from period to period.
AssuranceAmerica focuses on the non-standard automobile insurance marketplace, primarily in Alabama, Arizona, Florida, Georgia, Indiana, Louisiana, Mississippi, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC). Historical results are not indicative of future performance.
Contact:
AssuranceAmerica Corporation, Atlanta
Mark Hain, General Counsel, Secretary, Sr. Vice President
(770) 952-0200 Ext. 6259
Greg Woods, Acting Chief Financial Officer
(770) 952-0200 Ext. 6215